Exhibit 99.(h)(1)

VENERABLE VARIABLE INSURANCE TRUST

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”), dated and effective as of September 4, 2024, is between Venerable Investment Advisers, LLC, a Delaware limited liability company (the “Administrator”), and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Schedule A (the “Funds”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Trust appoints the Administrator to provide administrative services necessary for the operation of the Trust and the Funds for the period and on the terms set forth in this Agreement and the Administrator accepts such appointment.

2.	Authority and Duties of the Administrator.

(a)	The Administrator agrees to furnish, or arrange for others to furnish, the administrative services, personnel, and facilities described below, subject to the oversight of the Trust’s Board of Trustees, the provisions of the Trust’s Declaration of Trust and Bylaws, and applicable federal and state law. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Trust and the Funds including providing general ledger accounting, fund accounting, legal services, investor relations, and other administrative services. Without limiting the generality of the foregoing, the Administrator shall:

(i)	provide the Trust with (A) office facilities and equipment, (B) clerical, bookkeeping, accounting and recordkeeping services, (C) legal services, and (D) all such other administrative services as the Administrator shall from time to time determine to be necessary or appropriate to perform its obligations under this Agreement;

(ii)	on behalf of the Trust and the Funds, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution disbursing agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, escrow agents, attorneys, dealer managers, underwriters, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, third-party pricing or valuation services, regulatory bodies, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator and the Trust;

(iii)	have the authority to enter into one or more sub-administration agreements with other service providers (each, a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub- administration agreements shall be in accordance with the requirements of the Investment Company Act of 1940 (the “1940 Act”), and other applicable federal and state law, and shall contain a provision requiring the Sub-Administrator to comply with Section 6 below as if it were the Administrator, provided that the Administrator (and not the Funds) shall be responsible for any compensation payable to any Sub-Administrator and no delegation will relieve the Administrator of any of its obligations under this Agreement;

(iv)	make reports to the Trust’s Board of Trustees of its performance of its obligations hereunder;

(v)	furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust and the Funds as the Administrator reasonably determines to be desirable, provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not pursuant to this Agreement provide any advice or recommendation relating to the securities or other assets that the Funds should purchase, retain, or sell or any other investment advisory services to the Funds;

(vi)	assist the Trust and the Funds in the preparation of and maintaining the financial and other records that the Trust and the Funds are required to maintain and the preparation, printing, and dissemination of reports that the Funds are required to furnish to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), and states and jurisdictions, if any, where any offering of the Funds’ shares of beneficial interest is registered or otherwise reported and there is a duty to file information with one or more states on a one-time or ongoing basis;

(vii)	assist the Funds in determining and publishing their net asset value, oversee the preparation and filing of the Funds’ tax returns, and generally oversee and monitor the payment of the Funds’ expenses;

(viii)	oversee the performance of administrative and other professional services rendered to the Trust and the Funds by others; and

(ix)	coordinate services in connection with any repurchase of the Funds’ shares.

3.	Fee.

Each Fund will pay to the Administrator, as compensation for the services rendered, an administrative services fee, accrued daily and payable monthly in arrears, calculated at the annual rate of the Fund’s average daily net assets set forth in Schedule A. In the event the Administrator is not acting as such for an entire calendar month, the fee payable by a Fund for the calendar month will be prorated to reflect the portion of the calendar month in which the Administrator is acting as such under this Agreement.

4.	Expenses.

(a)	Other than as specifically indicated in this Agreement, the Administrator shall not be required to pay any expenses of the Trust or a Fund. The Administrator shall bear its own operating and overhead expenses attributable to its duties hereunder. Neither the Trust nor the Funds are responsible for such expenses of the Administrator.

(b)	Except as separately agreed between a Fund and the Administrator, the Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares. Each Fund will bear all of its ordinary administrative and operating expenses, including the advisory fee, risk management expenses, ordinary and recurring investment expenses, including custodial costs, brokerage costs, interest charges, consulting fees, legal fees, and compensation of members of the Trust’s Board of Trustees who are not directors, officers or employees of the Administrator or of any “affiliated person” (other than a registered investment company) of the Administrator; accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any fund document) and tax information for shareholders and regulatory authorities; and all filing costs, fees, travel expenses, and any other expenses that are directly related to the investment of a Fund’s assets. Each Fund will pay any extraordinary expenses it may incur including any litigation expenses. Nothing in this paragraph 4(b) will limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the 1940 Act.

5.	Other Activities of the Administrator.

The services provided by the Administrator to the Trust are not exclusive and the Administrator may engage in any other business or render similar or different services to others so long as its services hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, member, officer, or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith, subject to applicable law. It is understood that trustees, officers, employees and shareholders of Trust are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners, members, managers or otherwise, and that the Administrator and directors, officers, employees, partners, members, and managers of the Administrator and its affiliates are or may become similarly interested in the Trust as shareholders or otherwise.

6.	Record Retention.

The Administrator shall maintain and keep all books, accounts, and other records of the Trust that relate to activities performed by the Administrator hereunder as required under the 1940 Act. The Administrator shall render to the Trust’s Board of Trustees such periodic and special reports as the Board may reasonably request, or as may be required under applicable federal and state law and shall make such records available for inspection by the Board and its authorized agents upon request. The Administrator agrees that all records that it maintains for the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request and upon termination of this Agreement. The Administrator further agrees that the records that it maintains for the Trust will be preserved in the manner and for the periods prescribed by 1940 Act.

7.	Limitation of Liability.

Neither the Administrator nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Administrator against any liability to the Fund or its shareholders resulting from any willful misfeasance, bad faith, or negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Fund or its shareholders.

8.	Independent Contractor.

For all purposes of this Agreement, the Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall be an independent contractor and not an employee or dependent agent of the Trust. Except as provided in this Agreement, the Administrator shall have no authority to bind, obligate, or represent the Trust or any Fund.

9.	Term; Termination; Renewal.

(a)            Unless otherwise terminated, this Agreement shall continue in effect with respect to a Fund for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees and (ii) by vote of a majority of the members of the Board of Trustees who are not “interested persons” of the Trust or the Administrator, in accordance with the requirements of the 1940 Act.

(b)            This Agreement may be terminated with respect to a Fund at any time by written notice to the Administrator by vote of the Board of Trustees.

(c)            This Agreement may be terminated by the Administrator with respect to a Fund on ninety days’ written notice to the Trust (which notice may be waived by the Trust).

(d)            This Agreement shall automatically terminate in the event of its assignment.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment” and “interested persons” have their respective meanings defined in the 1940 Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto.

11.	Notices.

Except as otherwise provided herein, all communications hereunder will be in writing and will be delivered by mail, hand delivery or courier, or electronically to the requisite party, using the contact information specified by such party.

12.	Governing Law.

This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws principles.

13.	Counterparts.

This Agreement may be executed in counterparts all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Head of VIA

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

SCHEDULE A

TO THE ADMINISTRATIVE SERVICES AGREEMENT

DATED SEPTEMBER 4, 2024

BETWEEN

VENERABLE INVESTMENT ADVISERS, LLC

AND

VENERABLE VARIABLE INSURANCE TRUST

As compensation for its services under the Agreement, each Fund will pay the Administrator a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

FUND	FEE
Venerable High Yield Fund	0.12%
Venerable Large Cap Index Fund	0.10%
Venerable Moderate Allocation Fund	0.12%
Venerable Strategic Bond Fund	0.12%
Venerable US Large Cap Strategic Equity Fund	0.12%